EXHIBIT 10.9

Summary Sheet of Executive Cash Compensation

and Award Formula under the 2004 Key Officers Incentive Plan

The following table sets forth the current base salaries provided to the Company’s CEO and four most highly compensated executive officers. Salary increases are determined annually in March.

Executive Officer	Current Salary
Felix E. Wright	842,520
David S. Haffner	716,140
Karl G. Glassman	572,915
Jack D. Crusa	260,000
Joseph D. Downes, Jr.	235,000

Executive officers are also eligible to receive a bonus each year under the Company’s 2004 Key Officers Incentive Plan (filed as Exhibit 10.13). The target percentages under this plan for the Company’s CEO and four most highly compensated executive officers are as shown in the following table.

Executive Officer	Target Percentage
Felix E. Wright	70%
David S. Haffner	60%
Karl G. Glassman	50%
Jack D. Crusa	44%
Joseph D. Downes, Jr.	44%

AWARD FORMULA FOR 2006

LEGGETT & PLATT, INCORPORATED

2004 KEY OFFICERS INCENTIVE PLAN

The 2004 Key Officers Incentive Plan (“Plan”) provides cash awards to participants based on the Company’s operating results for the prior year. Awards are calculated based on Return on Net Assets, using either the Corporate Formula or the Profit Center Formula, depending on the type of participant.

Return on Net Assets (“RONA”), as defined by the Plan, is Leggett’s return for the year on its net assets. Certain adjustments are made to Earnings Before Interest and Taxes (EBIT) and net asset amounts reported in the Company’s Consolidated Financial Statements to determine Plan RONA. “Return” is equal to EBIT with addbacks for Management Incentive Bonus and Additional Stock Match. “Net Assets” are total assets with the following adjustments: (i) deduction of cash and current liabilities, (ii) deduction or addback of accumulated other comprehensive income (deduction if positive, addback if negative) reported in shareholder’s equity section of balance sheet, and (iii) quarterly averaging of all calculations.

Under both formulas, a participant’s “basic potential award” is calculated by multiplying the participant’s target percentage times his annual base salary as of the end of the calendar year. For example, if the participant’s target percentage is 50% and his annual base salary is $300,000, his basic potential award would be $150,000 (50% x $300,000).

Award Formula for Corporate Participants

Corporate awards made under the Plan are based on the Company’s overall financial performance during the previous year. The basic potential award for corporate participants has two components:

Corporate portion	90% of total award
Discretionary portion	10% of total award

When the Company achieves at least 8% RONA in a calendar year, the corporate payout will begin at 5% and will follow the schedule below. No awards are payable for a year when RONA falls below 8%. The total incentive payout will be limited to 4% of EBIT.

Using the schedule below, if the Company achieved a 14% RONA, the resulting corporate payout would be 65%. Using the example of a participant with a $150,000 basic potential award, the corporate portion of his or her award would be $87,750 ($150,000 x 90% x 65%). The discretionary portion of the award would be $9,750 ($150,000 x 10% x 65%). Thus, the total award for the Corporate Participant in this example would be $97,500 ($87,750 + $9,750).

CORPORATE PARTICIPANT PAYOUT SCHEDULE

RONA	Payout %	RONA	Payout %
8%	5%	15%	75%
9%	15%	16%	85%
10%	25%	17%	100%
11%	35%	18%	115%
12%	45%	19%	130%
13%	55%	20%	145%
14%	65%	21%	165%

The Compensation Committee has established a different payout schedule for the Company’s Executive Team, consisting of the top three corporate officers. Under the Executive Team payout schedule below, no bonus is payable if RONA is below 11%. For returns between 11% and 17%, the payout schedule mirrors that for other Corporate Participants. For returns above 17%, however, the corporate payout is higher.

Using the schedule below, if the Company achieved an 18% RONA, the resulting corporate payout for the Executive Team would be 130% (compared to 115% for other Corporate Participants). For an Executive Team participant with a $350,000 basic potential award, the corporate portion of his or her award would be $409,500 ($350,000 x 90% x 130%). The discretionary portion of the award would be $45,500 ($350,000 x 10% x 130%). Thus, the total award for the Executive Team Corporate Participant in this example would be $455,000 ($409,500 + 45,500).

EXECUTIVE TEAM PAYOUT SCHEDULE

RONA	Payout %	RONA	Payout %
8%	0%	15%	75%
9%	0%	16%	85%
10%	0%	17%	100%
11%	35%	18%	130%
12%	45%	19%	160%
13%	55%	20%	190%
14%	65%	21%	220%

Award Formula for Profit Center Participants

Profit Center awards are based on the budget achievement of a particular group of operating locations. The basic potential award for profit center participants has two components:

Profit Center portion	75% of total award
Corporate and Discretionary portion	25% of total award

Each profit center has budgeted operating income for the year. The profit center portion of the award is determined by the profit center’s achievement of that budget. The table below is used to determine the payout. The highlighted part of this table, for example, shows that participants in a profit center that achieves 90% of budget would receive 80% of the profit center portion of their award. Accordingly, for a participant with a $150,000 basic potential award, the profit center portion of his or her award would be $90,000 ($150,000 x 75% x 80%). The maximum Corporate and Discretionary portion, assuming a 65% corporate payout, would be $24,375 ($150,000 x 25% x 65%). Thus, the total award for this Profit Center Participant would be $114,375 ($90,000 + $24,375).

PROFIT CENTER TABLE

Budget % Achieved	Pays This %	Budget % Achieved	Pays This %
<62.5%	0%	81%	62%
62.5%	25%	82%	64%
63%	26%	83%	66%
64%	28%	84%	68%
65%	30%	85%	70%
66%	32%	86%	72%
67%	34%	87%	74%
68%	36%	88%	76%
69%	38%	89%	78%
70%	40%	90%	80%
71%	42%	91%	82%
72%	44%	92%	84%
73%	46%	93%	86%
74%	48%	94%	88%
75%	50%	95%	90%
76%	52%	96%	92%
77%	54%	97%	94%
78%	56%	98%	96%
79%	58%	99%	98%
80%	60%	≥100%	100%

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